Exhibit 23.1

 consent of independent registered public accounting firm

Village Bank and Trust Financial Corp.

Midlothian, Virginia

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 26, 2014, relating to the consolidated financial statements, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ BDO USA, LLP

Richmond, Virginia

June 18, 2014